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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the inclusion in this Current Report on Form 8-K of Weatherford International, Inc. of our report dated February 17, 1999 (except with respect to the matter discussed in Note 2, as to which the date is October 22, 1999) on the restated consolidated financial statements of Weatherford International, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, and to the incorporation by reference of such report into Weatherford International, Inc.'s previously filed Registration Statements File Nos. 33-31662, 33-56384, 33-56386, 33-65790, 33-64349, 333-13531, 333-39587, 333-44345, 333-45207,
333-53633, 333-80215, 333-83739, 333-87057 and 333-88149.


/s/ Arthur Andersen LLP

Houston, Texas
October 25, 1999